Exhibit 5.1
[PATTON BOGGS LLP LETTERHEAD]
August 29, 2008
Board of Directors
First Community Bancshares, Inc.
P.O. Box 989
Bluefield, Virginia 24605-0989
     Re: Registration Statement on Form S-4
Dear Ladies and Gentlemen:
     We have acted as special counsel to First Community Bancshares, Inc., a Nevada corporation (the “Company”), in connection with the issuance and sale by the Company of an aggregate of up to 552,300 shares of common stock, par value $1.00 per share (the “Common Stock”), of the Company pursuant to an Agreement and Plan of Merger, dated July 31, 2008 (the “Merger Agreement”), among the Company and Coddle Creek Financial Corp., a North Carolina corporation (“Coddle Creek”).
     This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).
     In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Company’s Registration Statement on Form S-4 as filed with the U.S. Securities and Exchange Commission (the “Commission”) on August 29, 2008, (ii) a specimen certificate representing the Common Stock, (iii) the Articles of Incorporation, as amended, of the Company, as currently in effect, (iv) the Bylaws, as amended, of the Company, as currently in effect, and (v) certain resolutions adopted by the Board of Directors of the Company with respect to the Merger Agreement and the issuance of the shares of Common Stock contemplated thereby. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records, as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

August 29, 2008

     In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, its directors and officers, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.
     The opinion is limited in all respects to matters of law of the State of Nevada, and we express no opinion as to the laws of any other jurisdiction.
     Based upon and subject to the foregoing, and assuming the due execution and delivery of certificates representing the shares of Common Stock in the form examined by us, we are of the opinion that the shares of Common Stock to be issued by the Company pursuant to the Merger Agreement, when issued in accordance with the terms of the Merger Agreement, will be duly authorized, validly issued, fully paid and nonassessable.
     We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Opinion” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

PATTON BOGGS LLP
/s/ Patton Boggs LLP